For Immediate Release

FERRO REPORTS SIGNIFICANTLY HIGHER ADJUSTED EPS FROM CONTINUING OPERATIONS FOR FIRST QUARTER 2015

RAISES ADJUSTED EPS GUIDANCE FOR RECENTLY ANNOUNCED NUBIOLA ACQUISTION

•	First Quarter 2015 Adjusted EPS from Continuing Operations Increases 64% to $0.23 from $0.14 for First Quarter 2014

•	First Quarter Value-Added Sales Growth of 7%, on a Constant Currency Basis

•	Adjusted Return on Invested Capital from Continuing Operations Increases to 12.2%, Excluding Recently Acquired Vetriceramici

•	Company Enters into Agreement to Acquire Global Inorganic Pigments Manufacturer Nubiola, Significantly Improving Market Position

•	Based on Successful Completion of the Nubiola Transaction, Full-year 2015 Adjusted EPS Guidance Increased to $0.89 - $0.96, Despite Expected Unfavorable Currency Translation Impacts

CLEVELAND, Ohio – April 29, 2015 – Ferro Corporation (NYSE: FOE, the “Company”) today reported results for the first quarter ended March 31, 2015.  First quarter income from continuing operations attributable to common shareholders was $0.17 per diluted share compared with $0.12 per diluted share in the first quarter of 2014.  On an adjusted basis, earnings per diluted share were $0.23 compared with earnings of $0.14 per diluted share in the first quarter of 2014.  The results in both years include a number of charges relating to, among other items, restructuring activities, and the impact of currency devaluations in Venezuela.  Please refer to the supplemental tables at the end of this release for additional information concerning adjusted financial results.

First quarter 2015 net sales were $263 million, while value-added sales, which exclude precious metal sales, were $253 million.  In the same period last year, net sales and value-added sales were $281 million and $267 million, respectively.  On a constant currency basis, value-added sales increased 7%, with foreign currency translation adversely impacting value-added sales by approximately $31 million.

The Company attributed the increase in adjusted earnings to improved profitability in the Performance Colors and Glass and Pigments, Powders and Oxides (“PPO”) segments, on a constant currency basis, coupled with reduced selling, general and administrative (“SG&A”) expenses and a lower effective tax rate, partially offset by unfavorable currency translation impacts.

Peter Thomas, Chairman, President and Chief Executive Officer, commented, “We’re off to a strong start for 2015 with solid earnings for the first quarter and continued progress on our inorganic growth strategy with the announced acquisition of Nubiola.  For the quarter, adjusted earnings per share from continuing operations increased by 64% on a 7% increase in constant currency value-added sales.  Earnings benefited from higher gross profit on a constant currency basis, our cost optimization initiatives, which drove a further reduction in SG&A expenses for the base business, and a lower income tax rate.

“While first-quarter global economic conditions were weaker than expected, we remain optimistic about higher sales growth for the full year.  We are beginning to see positive economic developments in key regions and markets, including higher domestic auto demand in Europe, signs of recovery in Spain, and stronger demand in the Middle East.  We expect the momentum in Performance Color and Glass will carry through 2015 and believe we will see improved sales growth throughout 2015 in both the Performance Coatings and PPO segments.

“Yesterday, we also announced an agreement to acquire Nubiola, a worldwide producer of specialty inorganic pigments and the world’s largest producer of Ultramarine Blue.  The combination will substantially improve our position in inorganic pigments by expanding our product portfolio and geographic reach.  The transaction is expected to close within the next 60 days, and we expect it to be immediately accretive to earnings.  For this reason, we are increasing our 2015 adjusted diluted earnings guidance to $0.89 to $0.96 per share.  Meanwhile, we continue to actively pursue additional business opportunities to strengthen our position in glass-based coatings and as a provider of color solutions for industrial applications.”

2015 First-Quarter Results

Ferro reported net sales of $263 million in the first quarter of 2015, compared with net sales of $281 million in the first quarter of 2014.  Value-added sales, which exclude precious metal sales, were $253 million in the first quarter of 2015 versus $267 million in the first quarter of the prior year.  Consolidated value-added sales, reported on a constant currency basis, increased by 7%.

Gross profit was $71 million for the quarter, compared with $75 million for the first quarter of 2014.  Excluding special charges, adjusted gross profit was $73 million (28.9% of value-added sales) compared with $75 million (27.9% of value-added sales) in the prior-year period.  On a constant currency basis, adjusted gross profit increased by $7 million, or 10%.

SG&A expenses were $49 million compared with expenses of $51 million in the prior-year quarter.  Excluding special items in both periods, SG&A expenses declined to $47 million from $51 million.

On a constant currency basis, and excluding SG&A expenses associated with acquisitions, adjusted SG&A for the historical business declined 7%.

Income from continuing operations for the quarter ended March 31, 2015, was $13 million, or $0.17 per diluted share, compared with $10 million, or $0.12 per diluted share, in the first quarter of 2014. Adjusted income attributable to common shareholders was $20 million, or $0.23 per diluted share, compared with $12 million, or $0.14 per diluted share, in the prior-year quarter.

Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $35 million, compared with $32 million in the same period last year. Adjusted EBITDA margins, as a percentage of value-added sales, were 13.6% in the first quarter of 2015 and 11.9% in the same period last year.

Outlook

The Company anticipates stronger global economic growth for the remainder of 2015.  Economic growth is expected to increase in the U.S. and Europe, though conditions in certain developing economies, including Indonesia, China, Russia and Ukraine, are expected to remain weak.  The net impact is expected to provide a catalyst for increased sales growth over the remainder of the year relative to the 7% constant currency value-added sales growth experienced in the first quarter.

The Company expects full-year constant currency value-added sales growth, excluding the impact of Nubiola, in line with prior guidance of approximately 10% - 11%, offset by an unfavorable impact of currency translation estimated at 13%.  Gross profit, as a percent of value-added sales, is expected to be in the range of 29.0% - 29.5%, and operating profit is expected to be in the range of 11.5% - 12.0% of value-added sales.  The effective tax rate for the first quarter of 2015 was 16% due to the Company’s ability to recognize certain tax assets previously fully reserved.  For the full year, the Company expects the effective tax rate to be in the range of 24% - 25%.

Given these expectations, and assuming closing of the Nubiola transaction within the next 60 days, the Company is increasing its adjusted earnings per share guidance to $0.89 - $0.96 compared with prior guidance of $0.85 - $0.90 per diluted share.

Nubiola Acquisition

On April 29, 2015 the Company announced that it signed a definitive agreement with Barcelona-based Nubiola Pigmentos to acquire 100% of Nubiola’s equity, on a cash-free and debt-free basis, for €146 million in cash.  The transaction will be funded with excess cash and a draw on the Company’s existing revolving credit facility and is expected to close within the next 60 days, subject to customary closing conditions.  Nubiola is a worldwide producer of specialty inorganic pigments and the world’s largest producer of Ultramarine Blue.  Other products include Iron Oxides, Chrome Oxide Greens and Corrosion Inhibitors.  Nubiola had 2014 annual sales of $119 million, based on the current euro exchange rate, and achieved compound annual growth of 4.1% over the last three years.  The transaction is expected to be accretive to adjusted earnings by more than $0.15 per diluted share in 2016, and by $0.04 - $0.06 in 2015.    Based on 2014 EBITDA and expected synergies in excess of $8 million, the acquisition purchase price represents a transaction multiple of approximately 5X.

 Conference Call

The Company will host a conference call to discuss its first-quarter financial results, its current outlook for 2015, and the Nubiola transaction on Thursday, April 30, 2015, at 10:00 a.m. Eastern Time.  To listen to the call, dial 800-755-6634 if calling from the United States or Canada, or dial 212-231-2912 if calling from outside North America.  Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available through noon Eastern Time on May 7.  To access the replay, dial 800-633-8284 if calling from the United States or Canada, or dial 402-977-9140 if calling from outside North America.  Use the program ID #21766957 to access the audio replay.

The conference call also will be broadcast live over the Internet and will be available for replay through May 31, 2015.  The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com.  A podcast of the conference call also will be available on the site.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials, including glass-based coatings, pigments and colors, and polishing materials. Ferro products are sold into the building and construction, automotive, appliances, electronics, household furnishings, and industrial products markets. Headquartered in Mayfield Heights, Ohio, the Company has approximately 3,985 employees globally and reported 2014 sales of $1.1 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•

Ferro’s ability to complete acquisitions, including the Nubiola transaction, effectively integrate the businesses, and achieve the expected synergies, as well as the acquisitions being accretive and Ferro achieving the expected returns on invested capital;

•	Ferro’s ability to successfully introduce new products or enter into new growth markets;
•	Demand in the industries into which Ferro sells its products may be unpredictable, cyclical, or heavily influenced by consumer spending;
•	Ferro’s ability to successfully implement and/or administer its cost-saving initiatives, including its restructuring programs, and to produce the desired results;
•	currency conversion rates and economic, social, regulatory, and political conditions around the world;
•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;
•	Ferro’s ability to access capital markets, borrowings, or financial transactions;
•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;
•	the impact of interruption, damage to, failure, or compromise of the Company’s information systems;
•	the availability of reliable sources of energy and raw materials at a reasonable cost;
•	Ferro’s presence in certain geographic regions, including Latin America and Asia-Pacific, where it can be difficult to compete lawfully;
•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;
•	sale of products into highly regulated industries;
•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;
•	competitive factors, including intense price competition;
•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against it;
•	the impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations;
•	management of Ferro’s general and administrative expenses;
•

Ferro’s multi-jurisdictional tax structure and its ability to reduce its effective tax rate, including the impact of the Company’s performance on its ability to utilize significant deferred tax assets;

•	the effectiveness of strategies to increase Ferro’s return on invested capital, and the short-term impact acquisitions may have on return on invested capital;
•	stringent labor and employment laws and relationships with the Company’s employees;
•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;
•	implementation of new business processes and information systems, including the outsourcing functions to third parties;
•	exposure to lawsuits in the normal course of business;
•	risks and uncertainties associated with intangible assets;
•	Ferro’s borrowing costs could be affected adversely by interest rate increases;
•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;
•	Ferro may not pay dividends on its common stock in the foreseeable future; and
•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the period ended December 31, 2014.

# # #

Contacts:

Investor Contact:

John Bingle, 216-875-5411

Treasurer and Director of Investor Relations

john.bingle@ferro.com

or

Media Contact:

Mary Abood, 216-875-5401

Director, Corporate Communications

mary.abood@ferro.com

Table 1

Ferro Corporation and Subsidiaries

Condensed Consolidated Statements of Operations (unaudited)

(Dollars in thousands, except per share amounts)	Three Months Ended
	March 31,
	2015	2014

Net sales	$262,772	$280,727
Cost of sales	192,137	205,774
Gross profit	70,635	74,953

Selling, general and administrative expenses	49,456	51,369
Restructuring and impairment charges	509	4,350
Other expense (income):
Interest expense	3,150	4,511
Interest earned	(37)	(15)
Foreign currency losses, net	1,728	1,346
Miscellaneous expense, net	399	762
Income before income taxes	15,430	12,630
Income tax expense	2,459	2,482
Income from continuing operations	12,971	10,148
(Loss) income from discontinued operations, net of taxes	(3,956)	6,584
Net income	9,015	16,732
Less: Net loss attributable to noncontrolling interests	(1,955)	(472)
Net income attributable to Ferro Corporation common shareholders	10,970	17,204

Earnings (loss) per share attributable to Ferro Corporation common shareholders:
Basic earnings (loss):
Continuing operations	$0.17	$0.12
Discontinued operations	(0.05)	0.08
	$0.12	$0.20

Diluted earnings (loss):
Continuing operations	$0.17	$0.12
Discontinued operations	(0.04)	0.08
	$0.13	$0.20
Shares outstanding:
Weighted-average basic shares	87,114	86,778
Weighted-average diluted shares	88,298	87,990
End-of-period basic shares	87,259	86,924

Table 2

Ferro Corporation and Subsidiaries

Segment Net Sales and Gross Profit (unaudited)

(Dollars in thousands)	Three Months Ended
	March 31,
	2015	2014
Segment net sales
Performance Coatings	$136,786	$145,160
Performance Colors and Glass	99,464	103,370
Pigments, Powders and Oxides	26,522	32,197
Total segment net sales	$262,772	$280,727

Segment gross profit
Performance Coatings	$28,875	$33,417
Performance Colors and Glass	34,489	34,372
Pigments, Powders and Oxides	7,854	7,542
Other costs of sales	(583)	(378)
Total gross profit	$70,635	$74,953

Selling, general and administrative expenses	$49,456	$51,369
Restructuring and impairment charges	509	4,350
Other expense, net	5,240	6,604
Income before income taxes	$15,430	$12,630

Table 3

Ferro Corporation and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(Dollars in thousands)	March 31,	December 31,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$105,175	$140,500
Accounts receivable, net	231,482	236,749
Inventories	153,334	158,368
Deferred income taxes	7,886	7,532
Other receivables	22,729	25,635
Other current assets	16,980	17,912
Current assets held-for-sale	19,575	27,087
Total current assets	557,161	613,783
Other assets
Property, plant and equipment, net	193,138	212,642
Goodwill	91,562	93,733
Intangible assets, net	57,092	57,309
Deferred income taxes	33,592	39,712
Other non-current assets	59,949	60,982
Non-current assets held-for-sale	24,810	18,737
Total assets	$1,017,304	$1,096,898

LIABILITIES AND EQUITY
Current liabilities
Loans payable and current portion of long-term debt	$6,097	$8,382
Accounts payable	126,017	129,236
Accrued payrolls	22,296	36,051
Accrued expenses and other current liabilities	40,550	53,133
Current liabilities held-for-sale	6,930	10,016
Total current liabilities	201,890	236,818
Other liabilities
Long-term debt, less current portion	302,178	303,629
Postretirement and pension liabilities	157,397	167,772
Other non-current liabilities	44,365	50,359
Non-current liabilities held-for-sale	2,180	2,304
Total liabilities	708,010	760,882

Total Ferro Corporation shareholders’ equity	300,755	324,384
Noncontrolling interests	8,539	11,632
Total liabilities and equity	$1,017,304	$1,096,898

Table 4

Ferro Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows (unaudited)

(Dollars in thousands)	Three Months Ended
	March 31,
	2015	2014
Cash flows from operating activities
Net income	$9,015	$16,732
Gain on sale of assets and business	294	104
Depreciation and amortization	8,111	11,336
Restructuring and impairment charges	(807)	(5,134)
Devaluation of Venezuela	3,343	1,094
Accounts receivable	(11,845)	(32,755)
Inventories	1,427	(21,427)
Accounts payable	921	36,590
Other changes in current assets and liabilities, net	(23,626)	(13,918)
Other adjustments, net	2,898	(14,862)
Net cash used by operating activities	(10,269)	(22,240)

Cash flows from investing activities
Capital expenditures for property, plant and equipment and other long lived assets	(14,879)	(12,163)
Proceeds from sale of assets	91	652
Acquisition of TherMark	(5,479)	-
Net cash used in investing activities	(20,267)	(11,511)

Cash flows from financing activities
Net borrowings (repayments) under loans payable (1)	(2,567)	523
Proceeds from revolving credit facility	-	155,301
Principal payments on term loan facility	(750)	-
Principal payments on revolving credit facility	-	(109,008)
Other financing activities	769	(221)
Net cash (used in) provided by financing activities	(2,548)	46,595
Effect of exchange rate changes on cash and cash equivalents	(2,241)	(84)
(Decrease) increase in cash and cash equivalents	(35,325)	12,760
Cash and cash equivalents at beginning of period	140,500	28,328
Cash and cash equivalents at end of period	$105,175	$41,088

Cash paid during the period for:
Interest	$3,409	$10,870
Income taxes	$6,141	$941

(1)	Includes cash related to our domestic accounts receivable program and international accounts receivable sales program as well as loans payable to banks.

Table 5

Ferro Corporation and Subsidiaries

Supplemental Information

Reconciliation of Reported Income to Adjusted Income

For the Three Months Ended March 31 (unaudited)

(Dollars in thousands, except per share amounts)	Cost of sales	Selling general and administrative expenses	Restructuring and impairment charges	Other expense, net	Income tax expense (benefit) (2)	Net (loss) income attributable to common shareholders	Diluted earnings (loss) per share

	2015

As reported	$192,137	$49,456	$509	$5,240	$2,459	$10,970	$0.13
Special items:
Restructuring	-	-	(509)	-	162	347	-
Other[1]	(2,638)	(2,415)	-	(2,060)	962	6,151	0.07
Discontinued operations	-	-	-	-	-	3,956	0.05
Noncontrolling Interest	-	-	-	-	-	(1,453)	(0.02)
Total special items	(2,638)	(2,415)	(509)	(2,060)	1,124	9,001	0.10
As adjusted	$189,499	$47,041	$-	$3,180	$3,583	$19,971	$0.23

	2014

As reported	$205,774	$51,369	$4,350	$6,604	$2,482	$17,204	$0.20
Special items:
Restructuring	-	-	(4,350)	-	1,566	2,784	0.03
Other[1]	209	(235)	-	(1,859)	679	1,206	0.01
Taxes[2]	-	-	-	-	2,065	(2,065)	(0.02)
Discontinued operations	-	-	-	-	-	(6,584)	(0.07)
Noncontrolling Interest	-	-	-	-	-	(461)	(0.01)
Total special items	209	(235)	(4,350)	(1,859)	4,309	(5,119)	(0.06)
As adjusted	$205,983	$51,134	$-	$4,745	$6,791	$12,085	$0.14

   1        Primarily includes certain business development activities and the overall financial impact of currency related items in Venezuela.

   2       Adjustment of reported earnings to a normalized 36% rate for 2014.  In 2015, the adjusted items are taxed at the statutory rate where the adjustment occurred.

It should be noted that adjusted income, earnings per share and other adjusted items referred above are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  The adjusted income, earnings per share and other adjusted items presented above exclude certain special items including restructuring charges, certain business development activities,  the overall financial impact of currency related items in Venezuela and discontinued operations.  We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.  In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Table 6

Ferro Corporation and Subsidiaries

Supplemental Information

Reconciliation of Segment Net Sales Excluding Precious Metals to Net Sales

and Schedule of Adjusted Gross Profit (unaudited)

(Dollars in thousands)	Three months ended
	March 31,
	2015	2014

Performance Coatings	$136,786	$145,160
Performance Colors and Glass	89,928	93,140
Pigments, Powders and Oxides	26,446	29,142
Total segment net sales excluding precious metals	253,160	267,442
Sales of precious metals	9,612	13,285
Total net sales	$262,772	$280,727

Net sales excluding precious metals	$253,160	$267,442
Adjusted cost of sales[1]	189,499	205,983
Cost of sales from precious metals	(9,612)	(13,285)
Adjusted cost of sales excluding precious metals	179,887	192,698
Adjusted gross profit	$73,273	$74,744
Adjusted gross profit percentage	28.9%	27.9%

  1Adjusted cost of sales reflects pro forma adjustments of $2.6 and $0.2 million for the three months ended March 31, 2015 and 2014, respectively.

It should be noted that segment net sales excluding precious metals, adjusted cost of sales and adjusted gross profit are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. Adjusted gross profit and adjusted cost of sales excludes special items, primarily comprised of certain business development activities, and the overall financial impact of currency related items in Venezuela. We believe this data provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Table 7

Ferro Corporation and Subsidiaries

Supplemental Information

Constant Currency Schedule of Adjusted Operating Profit (unaudited)

	Three months ended
(Dollars in thousands)	2015
	2014	Adjusted 2014 (1)	2015	2015 vs Adjusted 2014
Segment net sales excluding precious metals
Performance Coatings	$145,160	$124,959	$136,786	$11,827
Performance Colors and Glass	93,140	83,799	89,928	6,129
Pigments, Powders and Oxides	29,142	27,533	26,446	(1,087)
Total segment net sales excluding precious metals	$267,442	$236,291	$253,160	$16,869

Segment gross profit
Performance Coatings	33,417	28,953	28,875	(78)
Performance Colors and Glass	34,372	31,085	34,489	3,404
Pigments, Powders and Oxides	7,542	7,213	7,854	641
Other costs of sales	(378)	(378)	(583)	(205)
Total gross profit	$74,953	$66,873	$70,635	$3,762

Adjusted gross profit	74,744	66,632	73,273	6,641

Selling, general and administrative expenses	51,369	46,742	49,456	2,714

Adjusted selling, general and administrative expenses	51,134	46,703	47,041	338

Operating profit	23,584	20,131	21,179	1,048

Adjusted operating profit	23,610	19,929	26,232	6,303

(1)	The adjusted 2014 column represents actual 2014 local currency results remeasured using the respective 2015 exchange rate.

It should be noted that the adjusted 2014 results is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  Adjusted 2014 results is remeasured using the respective 2015 exchange rate.  We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.

4

Table 8

Ferro Corporation and Subsidiaries

Reconciliation of Net Income to Adjusted EBITDA (unaudited)

(Dollars in thousands)	Three months ended
	March 31,
	2015	2014

Net income attributable to Ferro Corporation common shareholders	$10,970	$17,204
Loss (income) from discontinued operations, net of taxes	3,956	(6,584)
Interest expense	3,150	4,511
Income tax expense	2,459	2,482
Depreciation and amortization	8,111	8,827
Less interest amortization expense and other	(297)	(366)
Cost of sales adjustments	2,638	(209)
SG&A Adjustments	2,415	235
Restructuring and Impairment	509	4,350
Other expense and (income) adjustments	2,060	1,859
Noncontrolling interest adjustments	(1,453)	(461)
Adjusted EBITDA	$34,518	$31,848

Net sales excluding precious metals	$253,160	$267,442
Adjusted EBITDA as a % of net sales excluding precious metals	13.6%	11.9%

It should be noted that adjusted EBITDA is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  Adjusted EBITDA is net income before the effects of discontinued operations, interest, income taxes, depreciation and amortization, non-recurring adjustments to cost of sales, non-recurring adjustments to SG&A, restructuring and impairment charges, and non-recurring adjustments to miscellaneous income and expense. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Table 9

Ferro Corporation and Subsidiaries

Supplemental Information

Return on Invested Capital

For the Rolling Twelve Months Ended (unaudited)

(Dollars in thousands)	March 31,	December 31,
	2015	2014

Gross profit	$280,767	$285,085
Selling, general and administrative expenses	284,849	286,762
Total operating loss	(4,082)	(1,677)
Pro forma adjustments[1]	106,024	101,624
Adjusted operating profit before tax	101,942	99,947
Less: Tax at pro forma rate[2]	(29,563)	(35,981)
Net operating profit after tax	$72,379	$63,966

Vetriceramici NOPAT gain (loss)	676	(536)
Net operating profit after tax	$71,703	$64,502

Equity	309,294	336,016
Equity - discontinued operations	(35,275)	(33,507)
Debt	308,275	312,011
Off balance sheet precious metal leases	30,081	26,535
Postretirement and pension liabilities	157,397	167,772
Environmental liabilities	13,697	14,440
Cash	(105,175)	(140,500)
Invested capital including Vetriceramici	$678,294	$682,767

Return on invested capital including Vetriceramici	10.7%	9.4%

Less: Vetriceramici invested capital	92,781	100,430
Invested capital excluding Vetriceramici	$585,513	$582,337

Return on invested capital excluding Vetriceramici	12.2%	11.1%

1

Primary includes ongoing certain business development activities, and the overall financial impact of currency related items in Venezuela.  All noted items are not expected to recur, and we believe this data provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance.

2	Tax at the pro forma rate in 2015 is 29% and tax at the pro forma rate in 2014 is 36%.

It should be noted that adjusted operating profit and return on invested capital are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  Adjusted operating profit is operating profit before the effects of discontinued operations, non-recurring adjustments to cost of sales, and non-recurring adjustments to SG&A. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

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